    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 31, 1995

                                        REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                      ------------------------------------

                              RAYCHEM CORPORATION
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                       94-1369731
      (State or other jurisdiction of               (I.R.S. employer identification No.)
        incorporation or organization)

              300 CONSTITUTION DRIVE, MENLO PARK, CALIFORNIA 94025
                    (Address of principal executive offices)

                   1995 EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                ROBERT J. VIZAS
                              RAYCHEM CORPORATION
                             300 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                    (Name and address of agent for service)

                                 (415) 361-3333
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                                SARAH A. O'DOWD
                       HELLER, EHRMAN, WHITE & MCAULIFFE
                             525 UNIVERSITY AVENUE
                        PALO ALTO, CALIFORNIA 94301-1908
                                 (415) 324-7000

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------
                                                          PROPOSED       PROPOSED
                                            AMOUNT         MAXIMUM        MAXIMUM         AMOUNT OF
TITLE OF SECURITIES                          TO BE     OFFERING PRICE    AGGREGATE      REGISTRATION
TO BE REGISTERED(1)                      REGISTERED(2)    PER SHARE   OFFERING PRICE(2)     FEE
- ----------------------------------------------------------------------------------------------------
Deferred Compensation Obligations.......  $1,000,000        100%         $1,000,000       $344.83
- ----------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of Raychem Corporation to pay deferred compensation in the future in accordance with the terms of the Raychem Corporation 1995 Executive Deferred Compensation Plan for a select group of eligible employees.

(2)   Estimated solely for the purpose of determining the registration fee.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PART I

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the Commission by the registrant are incorporated by reference in this registration statement:

          (a) The registrant's latest annual report (Form 10-K) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed;

          (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above;

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     Capitalized terms used without definition herein have the meanings assigned in the registrant's 1995 Executive Deferred Compensation Plan (the "Plan"). The Plan allows Participants to submit elections to defer compensation, including elections as to the amount to be deferred and the timing and manner of distribution, before the start of the fiscal year in which the compensation will be earned (or in the case of the year in which the Plan is adopted, within 30 days after selection as a Participant).

     The Deferral Amounts represent unsecured general obligations of the registrant to pay deferred compensation (plus any net investment earnings attributable thereto) in the future in accordance with the terms of the Plan and the Trust Agreement between the registrant and Boston Safe Deposit and Trust Company of California as trustee (the "Trustee") dated as of April 1, 1995
(the "Trust Agreement") thereunder. In the event of the Insolvency of the registrant, the trust fund established under the Trust Agreement (the "Trust") shall be subject to the claims of the general creditors of the registrant. In such event, all Participants and Beneficiaries shall constitute unsecured general creditors of the registrant with respect to amounts otherwise payable thereunder and shall have no special or priority claim with respect to the assets held in the Trust.

     The amount of compensation deferred by each Participant (the "Deferral Amount") is determined in accordance with the Plan based on the Participant's elections. Subject to the provisions of the Plan relating to Insolvency and to the terms of any Subsequent Deferral Elections or Optional Distribution Elections made by a Participant, the Deferral Amounts (plus any net investment earnings attributable thereto) will be payable as soon as practicable after a Determination Date that is, in general, the last business day of a December selected by the Participant. Under the Plan, Deferral Amounts may be invested in one or more investment funds available under the Plan. Each Participant under the Plan will have a separate Deferred Compensation Account (as such term is defined in the Plan), and each Participant's Deferred Compensation Account will be valued separately. Any earnings and realized and unrealized gains attributable to a Participant's Deferred Compensation Account shall be credited to such Account on a segregated basis, and any amounts distributed from, any realized losses incurred by, and any expenses and fees properly chargeable to, a Participant's Deferred Compensation Account shall be charged against such Account on a segregated basis.

     Except as set forth in the Plan, or as otherwise provided by applicable law, the interest of any person in the Plan, in the Trust, or in any distribution to be made under the Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Each Participant in the Plan has the right to designate a Beneficiary to receive the balance, if any, of the Participant's Deferred Compensation Account at the time of the Participant's death and shall have the right at any time to revoke such designation or to substitute another such Beneficiary.

     The registrant's Board of Directors has the right to amend or terminate the Plan at any time and for any reason, provided, however, that no amendment or termination of the Plan shall reduce any Participant's or Beneficiary's rights or benefits accrued under the Plan before the date the amendment is adopted or the Plan is terminated, as appropriate, including the Participant's or Beneficiary's right to payment of the balance of his Deferred Compensation Account as of such date.

     The Deferral Amounts are not convertible into another security of the registrant. Boston Safe Deposit and Trust Company has been appointed as Trustee pursuant to the Trust Agreement to take action with respect to the Deferral Amounts. Pursuant to the Trust Agreement, the Trustee shall be directed by the Plan Administrator with respect to the investment of Trust assets in accordance with the investment decisions of the Participants (and, if applicable, Beneficiaries), and the Trustee will follow such directions.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, Article 8 of the registrant's Amended and Restated Certificate of Incorporation provides as follows:

     Limitation of Liability and Indemnification of Directors.

          A. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          B. Indemnification and Insurance

          (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of the final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if ultimately it shall be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (2) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     The registrant has purchased directors and officers liability insurance which would indemnify the directors and officers of the registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.  EXHIBITS

      4    1995 Executive Deferred Compensation Plan
      5    Opinion of Heller, Ehrman, White & McAuliffe
     23.1  Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit 5)
     23.2  Consent of Price Waterhouse LLP, Independent Accountants
     24    Power of Attorney (see page 7)

ITEM 9.  UNDERTAKINGS

     The undersigned hereby undertakes:

          (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 27th day of April, 1995.

                                          RAYCHEM CORPORATION

                                          By: /s/     ROBERT J. SALDICH
                                              --------------------------------
                                                      Robert J. Saldich,
                                                President and Chief Executive
                                                         Officer

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert J. Saldich, Raymond J. Sims and Robert J. Vizas, and each of them, with full power of substitution and full power to act without the other such person's true and lawful attorney-in-fact and agent for such person in such person's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                        DATE
- -------------------------------------  ------------------------------------ -------------------

/s/       ROBERT J. SALDICH            President, Chief Executive Officer    April 27, 1995
- -------------------------------------  and Director (Principal Executive
          Robert J. Saldich            Officer)

/s/        RAYMOND J. SIMS             Senior Vice President and Chief       April 27, 1995
- -------------------------------------  Financial Officer (Principal
           Raymond J. Sims             Financial Officer)

/s/      DEIDRA D. BARSOTTI            Vice President and Controller         April 27, 1995
- -------------------------------------  (Principal Accounting Officer)
         Deidra D. Barsotti

/s/         PAUL M. COOK               Chairman of the Board                 April 27, 1995
- -------------------------------------
            Paul M. Cook

/s/        RICHARD DULUDE              Director                              April 27, 1995
- -------------------------------------
           Richard Dulude

              SIGNATURE                               TITLE                        DATE
- -------------------------------------  ------------------------------------ -------------------

/s/       JAMES F. GIBBONS             Director                              April 27, 1995
- -------------------------------------
          James F. Gibbons

/s/        JOHN P. McTAGUE             Director                              April 27, 1995
- -------------------------------------
           John P. McTague

/s/        DEAN O. MORTON              Director                              April 27, 1995
- -------------------------------------
           Dean O. Morton

/s/          ISAAC STEIN               Director                              April 27, 1995
- -------------------------------------
             Isaac Stein

/s/       CYRIL J. YANSOUNI            Director                              April 27, 1995
- -------------------------------------
          Cyril J. Yansouni

                                       INDEX TO EXHIBITS



ITEM NO.                               DESCRIPTION OF ITEM
- --------     -----------------------------------------------------------------------
     4       1995 Executive Deferred Compensation Plan..............................
     5       Opinion of Heller, Ehrman, White & McAuliffe...........................
    23.1     Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit
             5).....................................................................
    23.2     Consent of Price Waterhouse LLP, Independent Accountants...............
    24       Power of Attorney (see page 7).........................................